Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.
Coral Gables, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-268812 and 333-267786) and Form S-8 (Nos. 333-256905, 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940, 333-30647, 333-174922, 333-188974, 333-209061, 333-64568, 033-55327 and 333-22465) of MasTec, Inc. (the "Company") of our reports dated March 16, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.
/s/ BDO USA, LLP
Miami, Florida
March 16, 2023